Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS SECOND QUARTER 2011 FINANCIAL RESULTS

- Reaffirms Guidance for 2011 -

PALO ALTO, Calif., August 8, 2011 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the second quarter ended June 30, 2011.  The net loss for the second quarter of 2011 was $12.5 million compared to net income of $17.3 million for the second quarter of 2010.  The net income in second quarter 2010 was due to $30 million in milestone payments paid to Affymax by Takeda in connection with database lock for the Phase 3 trials under their 2006 collaboration for development of peginesatide (formerly known as Hematide™).

Affymax recognized revenue for the quarter ended June 30, 2011 of $14.2 million compared to $54.3 million for the quarter ended June 30, 2010.  In addition to the unusually high revenue in 2010 due to the milestone payment mentioned above, the decrease in revenue in 2011 was due to decreased reimbursement from Takeda resulting from reduced development expenses.

Research and development expenses for the quarter ended June 30, 2011, were $18.6 million compared to $28.9 million for the quarter ended June 30, 2010.  The decrease was primarily due to the completion of the treatment and follow up of Phase 3 clinical trials for peginesatide in 2010.

General and administrative expenses for the quarter ended June 30, 2011 were $8.1 million compared to $8.2 million for the quarter ended June 30, 2010.  The decrease was primarily due to reductions in consulting services.

The company had cash and investments of $124.4 million as of June 30, 2011, a decrease of $28.7 million from March 31, 2011.  In addition to supporting normal course operations, the cash utilization in the second quarter 2011 included payment of $5.3 million to Takeda relating to clinical trial accrual adjustments recorded in the fourth quarter of 2010.  The $10 million milestone payment due from Takeda as a result of the FDA acceptance of the NDA submission in July is expected to be received in the third quarter.

Financial Guidance

Affymax reaffirms its previously issued financial guidance of total expected 2011 payments from Takeda of $20 million to $25 million and total 2011 operating expenses of $105 million to $110 million, excluding stock-based compensation.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, peginesatide, is currently under FDA review for the treatment of anemia in dialysis patients with chronic kidney disease.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, milestones expected to be accomplished, continuation and success of the Company’s collaboration with Takeda, timing, design and progress of the Company’s peginesatide development program and the timing and potential regulatory approval and commercialization of peginesatide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the approvability and completeness of the New Drug Application (NDA), risks related to regulatory requirements and approvals, in particular the FDA’s interpretation and review of the data in the NDA including issues related to the subgroup analyses in non-dialysis, data quality and integrity particularly in non-inferiority designed trials, risks related to the continued

safety and efficacy of peginesatide in clinical development, the potential for once per month dosing and room temperature stability, timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and potential for costs, disruptions and consequences of litigation, financing requirements and ability to access capital, and other matters that are described in Affymax’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

AFFYMAX, INC.

BALANCE SHEETS
(in thousands)

	June 30,
	2011	December 31,
	(Unaudited)	2010
Assets
Current assets
Cash and cash equivalents	$73,591	$63,499
Short-term investments	39,717	33,582
Receivable from Takeda	4,234	—
Deferred tax assets	438	438
Prepaid expenses and other current assets	2,013	2,023
Total current assets	119,993	99,542
Property and equipment, net	3,253	3,982
Restricted cash	1,135	1,135
Long-term investments	9,976	19,876
Deferred tax assets, net of current	6,802	6,802
Other assets	235	50
Total assets	$141,394	$131,387

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$851	$321
Accrued liabilities	10,021	11,594
Accrued clinical trial expenses	8,529	11,247
Payable to Takeda	—	5,958
Deferred revenue	—	18,497
Total current liabilities	19,401	47,617
Long-term income tax liability	10,341	10,249
Other long-term liabilities	1,088	974
Total liabilities	30,830	58,840

Stockholders’ equity
Common stock	35	25
Additional paid-in capital	521,503	461,425
Accumulated deficit	(411,044)	(388,934)
Accumulated other comprehensive income	70	31
Total stockholders’ equity	110,564	72,547
Total liabilities and stockholders’ equity	$141,394	$131,387

AFFYMAX, INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
Collaboration revenue	$14,146	$54,341	$30,825	$88,987
License and royalty revenue	5	5	9	9
Total revenue	14,151	54,346	30,834	88,996
Operating expenses:
Research and development	18,594	28,909	36,743	62,002
General and administrative	8,088	8,172	16,254	17,591
Total operating expenses	26,682	37,081	52,997	79,593
Income (loss) from operations	(12,531)	17,265	(22,163)	9,403
Interest income	47	83	91	180
Interest expense	(37)	(35)	(73)	(69)
Other income (expense), net	2	(1)	36	(68)
Net income (loss) before provision for income taxes	(12,519)	17,312	(22,109)	9,446
Provision for income taxes	—	—	1	—
Net income (loss)	$(12,519)	$17,312	$(22,110)	$9,446

Net income (loss) per share:
Basic	$(0.35)	$0.71	$(0.72)	$0.39
Weighted-average number of shares used in computing basic net income (loss) per share	35,388	24,219	30,896	24,076
Diluted	$(0.35)	$0.70	$(0.72)	$0.38
Weighted-average number of shares used in computing diluted net income (loss) per share	35,388	24,736	30,896	24,676